Exhibit 99.1

eXp World Holdings Adds to Executive Team

Hires Jeff Whiteside as CFO and Chief Collaboration Officer,

Names Alan Goldman eXp Realty CFO and Chief Accounting Officer

BELLINGHAM, WASH. — Nov. 1, 2018 — eXp World Holdings, Inc. (NASDAQ: EXPI) today announced that Jeff Whiteside is joining the company in a dual role as Chief Financial Officer and Chief Collaboration Officer. eXp World Holdings is the holding company for eXp Realty, the largest residential real estate brokerage by geography in North America and the first real estate brokerage to operate as one company-owned brokerage in all 50 U.S. states.

Jeff brings more than 30 years of finance and operations experience, including running divisions of General Electric and successfully integrating acquisitions at Pitney Bowes. He will work closely with eXp World Holdings CEO Glenn Sanford and lead finance, business development (M&A), new ventures, international markets and investor relations.

Alan Goldman, who has been with eXp World Holdings since May 2016, will continue as Chief Financial Officer of eXp Realty and take on the additional role of Chief Accounting Officer of eXp World Holdings. Alan will continue to work day-to-day with the eXp Realty executive leadership team.

“With Jeff assuming a dual role of CFO and Chief Collaboration Officer of eXp World Holdings, we are really excited to have him accelerate our stated goal of agile at scale,” said Sanford. “Jeff brings CFO, COO and international experience to eXp as well as a successful track record of implementing renowned business practices to growth-stage, technology-driven companies that are looking to scale globally and build a sustainable future. He is a proven leader and someone who matches up well with our core values.”

“Alan has been a critical part of eXp Realty and eXp World Holdings since starting as an independent consultant in 2013. Both agents and staff respect Alan for his passion, knowledge and strategic outlook,” said Sanford. “We are fortunate to have Alan focused on our primary business unit, eXp Realty. Since the day Alan joined, he has helped grow the company to where it is today and will continue to put many of the systems and processes in place to steward the entire company on the right path.”

About eXp World Holdings

eXp World Holdings, Inc., is the holding company for eXp Realty (NASDAQ: EXPI), the largest residential real estate brokerage by geography in North America and the first real estate brokerage to operate as one company-owned brokerage in all 50 U.S. states. As the leading, national, cloud-based real estate brokerage, eXp Realty provides 24/7 access to collaborative tools, training and socialization for real estate brokers and agents through its virtual campus environment. It is one of the fastest growing real estate brokerage firms in North America with more than 14,000 agents in 50 U.S. states, the District of Columbia and three Canadian provinces. As a publicly traded company, eXp World Holdings, Inc. uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

For more information, please visit the company’s website at www.eXpWorldHoldings.com.

Connect with eXp Realty and eXp World Holdings:

●       Facebook - Canada, United States

●       Twitter - United States, investor relations

●       LinkedIn - Canada and United States

Media Relations Contact:

Cynthia Nowak

Vice president of marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Greg Falesnik

Managing director, MZ Group – MZ North America

949.385.6449

greg.falesnik@mzgroup.us